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               SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

                                     CHARTER

                                    ARTICLE I

         The name of the Corporation shall be "Sun Life Insurance and Annuity Company of New York".

                                   ARTICLE II

         The principal office of the Corporation shall be located in the City, County and State of New York.

                                   ARTICLE III

         The Corporation is formed for the following purposes:

         (1) To transact the following kinds of insurance business as defined in Paragraph 1, 2 and 3 of Section 46 of the Insurance Law of the State of New
York:

          1. "Life insurance", meaning every insurance upon the lives of human beings and every insurance appertaining thereto. The business of life insurance shall be deemed to include the granting of endowment benefits; additional benefits in the event of death by accident or accidental means; additional benefits operating to safeguard the contract from lapse, or to provide a special surrender value, in the event of total or permanent disability of the insured; and optional modes of settlement of proceeds. Amounts paid to the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section two hundred twenty-seven.

          2. "Annuities", meaning all agreements to make periodical payments where the making or continuance of all or of some of a series of such payments, or the amount of any such payment, is dependent upon the continuance of human life, except payments made under the authority of paragraph one. Amounts paid to the insurer to provide annuities and proceeds applied under optional



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          modes of settlement or under dividend options may be
          allocated by the insurer to one or more separate accounts pursuant to section two hundred twenty-seven.























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          3. "Accident and health insurance", meaning (a) insurance
          against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workmen's compensation law, except as specified in subparagraph (b) following; and (b) noncancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but not including insurance solely against accidental injury) under any contracts which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.


         (2) To do such other business as a stock life insurance company now is or hereafter may be permitted to do under the Insurance Law of the State of New York and for which the Corporation shall have the required capital and surplus.

                              ARTICLE IV

         The amount of the capital shall be Two Million Dollars ($2,000,000) to consist of two thousand (2,000) shares of Capital Stock of the par value of One Thousand Dollars ($1,000) each.

                               ARTICLE V

         A Board of no fewer than thirteen nor more than twenty-five Directors shall exercise the corporate powers. In no case shall the number of Directors be less than thirteen.

                              ARTICLE VI

         Section 1. The Directors shall be elected by the Stockholders, as prescribed by the laws of the State of New York or by by-laws not inconsistent with this charter or the laws of the State of New York. An election of Directors shall be held annually at the annual meeting of the Stockholders. The Stockholders by a majority vote at a meeting may remove any Directors with or without cause. Any Director may be removed by the Board of Directors for cause, at any time,

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or whenever such action is requested by the Superintendent of
Insurance of the State of New York.




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         Section 2. Whenever any vacancy or vacancies shall occur in the Board of Directors, a majority of the remaining members of the Board, at a meeting called for that purpose, or at any regular meeting, shall elect a Director or Directors to fill the vacancy or vacancies thus occasioned and each Director so elected shall serve until his or her successor is selected and is qualified. If, because of any vacancy or vacancies in the Board of Directors, the number of Directors shall be less than thirteen, the Corporation shall not for that reason be dissolved, but every Director shall continue to hold office and discharge his or her duties until his or her successor shall have been elected and qualified.
         Section 3. Vacancies in any office may be filled for the remainder of the term in which the same shall occur by a majority vote of the Board of Directors.
         Section 4. At all times, the majority of Directors shall be citizens and residents of the United States and no fewer than three thereof shall be residents of the State of New York. No Director shall be less than eighteen years of age. At least one-third of the Directors shall be persons who are not officers or employees of the Corporation or of any entity controlling, controlled by, or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such entity. Directors need not be Stockholders.

                                   ARTICLE VII
         Section 1. The Board of Directors may appoint from its own membership an Executive Committee of not less than five members which shall act for the Board of Directors between the meetings of said Board, during which time the Executive Committee shall exercise all of the powers and duties of the Board of Directors except that it shall not have the power or authority to alter or amend the By-Laws, or to remove, or change the compensation of, any officer or director. The Executive Committee shall meet at stated times or on notice to all by any of its own members. It shall fix its own rules of procedure. A majority of the members shall constitute a quorum, and such quorum shall contain one or more members who are neither officers nor salaried employees of the Corporation. The Executive Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors at its next regular meeting.
         Section 2. In the event a vacancy occurs on the Executive Committee in the interim between meetings of the Board of Directors, the Chairman of the Board is authorized and empowered to appoint a member of the Board of Directors as a successor who shall serve until

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the next regular meeting of the Board of Directors at which time the Board of
Directors shall fill the vacancy.









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                                  ARTICLE VIII

         The names and post-office addresses of the Directors who shall serve until the next annual meeting of Stockholders and until their successor are duly elected are:

NAME                                        RESIDENCE
A. Carroll Bull          255 West 11th Street
                         New York, New York 10014

John M. Christian        311 East 50th Street, Apt. 12C
                         New York, New York 10022

Celia R. Clark           22 Tudor Lane
                         Yonkers, New York 10701

Glenn S. Howarth         45 West 60th Street, Apt. 15C
                         New York, New York 10023

William I. Kaplan        48 Carmine Street, Apt. 1
                         New York, New York 10014

Colleen P. Kelly         87 Browning Road
                         Short Hills, New Jersey 07078

Paul C. Meyer            50 Birchwood Lane
                         Hartsdale, New York 10530

Shaun F. Pacious         470 Halstead Avenue, Apt. 3J
                         Harrison, New York 10528

Joseph A. Post           27 West 16th Street, Apt. 2C
                         New York, New York 10011

David A. Schulz          752 West End Avenue, Apt. 4D
                         New York, New York 10025

R. Alastair Short        112 W. 76 Street, Apt. 4R
                         New York, New York 10023

David J. Simon           403 East 87th Street, Apt. 2B
                         New York, New York 10028

James N. Rosen           234 West 21st Street, Apt. 32
                         New York, New York 10011



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                                   ARTICLE IX

         Section 1. The officers of the Corporation shall be a President, a Secretary and a Treasurer, and any other officer or officers as may be elected by the Board of Directors, as prescribed by by-laws not inconsistent with this Charter or the laws of the State of New York. Each Officer shall be elected annually by the Board of Directors at its first regular meeting following the annual meeting of Stockholders and shall hold office for a period of one year or until his or her successor shall be elected and qualified.
         Section 2. In the event a vacancy occurs in the office of President, Secretary or Treasurer, the Board of Directors shall, at the earliest practicable date, elect a successor who shall hold office for the unexpired term of his or her predecessor. Any vacancy in any other office may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.
         Section 3. Any officer may be removed at any time by the affirmative vote of not less than a majority of the entire Board of Directors.
         Section 4. Except for the offices of President and Secretary, any number of offices may be held by the same person.
         Section 5. The duties of the officers shall be those customarily pertaining to their respective offices or positions, elective or appointive, together with such other duties as may be prescribed by law or assigned by the Board of Directors.

                                    ARTICLE X

          Notwithstanding any other provision of this Charter, the Corporation may:

          (a) with respect to any separate account registered with the Securities and Exchange Commission as a unit investment trust, exercise voting rights in connection with any securities of a regulated investment company registered under the Investment Company Act of 1940 and held in such separate account in accordance with instructions from persons having interests in such account ratably as determined by the Corporation;

          (b) with respect to any separate account registered with the Securities and Exchange Commission as a management investment company, establish for such account a committee, board, or other body, the members of which may or may not be otherwise affiliated with the

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          Corporation and may be elected to such a membership by the vote of persons having interests in such account ratably as determined by the Corporation; such committee, board or other body, may have the power, exercisable alone or in conjunction with others, to manage such separate account and the investment of its assets and to make such other provisions in respect to any such separate account as may be deemed appropriate facilitate in effect, subject, however, to any required approvals of regulatory agencies; and

          (c) to the extent that the Corporation deems it necessary or desirable in order to comply with any applicable regulatory requirements, provide for persons having an interest in any separate account other voting and special rights and procedures for the conduct of the business of such account, including, without limitation, rights and procedures relating to investment policies, investment advisory and management services, selection of certified public accountants and other matters affecting the administration of such separate account.


                              ARTICLE XI

         Alterations, amendments or restatements of this Charter may be made upon the approval of a majority of the entire Board of Directors and upon the consent of the holders of two-thirds of the outstanding shares of the Corporation. No such alteration, amendment or restatement shall be effective, however, unless its adoption and consent have been made in compliance with applicable provisions of the New York Insurance Law.

                              ARTICLE XII

         The duration of the corporate existence of the Corporation shall be perpetual.




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Original Charter dated May 25, 1983
Amended October 28, 1999 (Effective January 13, 2000 - upon filing with County Clerk)